Exhibit 99.1

Churchill Capital Corp IV Announces Effectiveness of Registration Statement and Sets July 22, 2021 as Date of Stockholder Meeting for the Lucid Business Combination

•	Special meeting of stockholders to be held at 10:00 a.m. Eastern Time on July 22, 2021 via live webcast

•	The anticipated closing date for the business combination is July 23, 2021

•	The post-combination company will be renamed Lucid Group, Inc. and its common stock is expected to trade on Nasdaq under the ticker symbol “LCID”

NEW YORK — June 25, 2021 — Churchill Capital Corp IV (“Churchill IV” or “CCIV”) (NYSE: CCIV), a special purpose acquisition company, today announced that the U.S. Securities and Exchange Commission (the “SEC”) has declared effective Churchill IV’s registration statement on Form S-4 (as amended to the date hereof, the “Registration Statement”). The Registration Statement includes a proxy statement/prospectus for the special meeting of the stockholders of Churchill IV in connection with its proposed combination with Lucid Motors, a leader in EV technology which is setting new standards for sustainable mobility with its advanced luxury EVs.

Churchill IV has scheduled the special meeting of stockholders at 10:00 a.m. Eastern Time on July 22, 2021 via live webcast. The proxy statement/prospectus is available in the Investor Resources section of Churchill IV’s website as well as on www.sec.gov.

The effectiveness of the Registration Statement is another important milestone in the completion of the transaction, which is currently expected to occur on July 23, 2021, the day immediately following the special meeting of stockholders, subject to final stockholder approval and satisfaction of other customary conditions.

“Lucid has exceeded our expectations since announcing the merger at the end of February and is set to become a leading US technology and sustainable mobility company. We believe Lucid will take EVs to the next level with its proprietary technology and will provide attractive opportunities for Churchill investors,” said Michael Klein, Chairman and CEO of Churchill IV. “CEO Peter Rawlinson continues to extend Lucid’s technology, expand production capacity and attract leading talent. The Lucid Air Dream Edition is fully reserved, and the company has concluded its preproduction program and is on track for expected production and deliveries in the second half of 2021. We have great confidence in Lucid’s leadership and best-in-class board which includes representation from Churchill Capital.”

Holders of Churchill IV’s common stock as of the close of business on June 21, 2021 are entitled to vote at the special meeting. The Churchill IV Board of Directors unanimously recommends that stockholders vote “FOR” the business combination proposal with Lucid as well as the other proposals set forth in the definitive proxy statement/prospectus.

Churchill IV, whose shares of common stock, warrants and units are currently listed on the New York Stock Exchange (the “NYSE”), also announced that, in connection with the closing of the business combination, it intends to delist from the NYSE and list the shares of common stock and warrants of the post-combination company, to be renamed Lucid Group, Inc., on The Nasdaq Stock Market LLC (“Nasdaq”) under the ticker symbols “LCID” and “LCID.WS”, respectively. The Nasdaq listing and NYSE delisting are subject to the closing of the business combination and fulfillment of all Nasdaq listing requirements.

Lucid’s proposed public company board of directors, which is expected to be effective as of the closing of the transaction and which is expected to be majority independent, comprises nine diverse directors with deep automotive, technology and industrial expertise:

•	Andrew Liveris, Chairman of the Board – Former Chairman and CEO of The Dow Chemical Company
•	Peter Rawlinson, Executive Director – Lucid Chief Executive Officer and Chief Technology Officer
•	Turqi Alnowaiser, Non-Executive Director – Deputy Governor and Head of the International Investments Division at the Public Investment Fund of the Kingdom of Saudi Arabia
•	Glenn R. August, Non-Executive Director – Founder, Senior Partner and Chief Executive Officer of Oak Hill Advisors
•	Nancy Gioia, Non-Executive Director – Former Director of Global Connectivity, Electrical and User Experience, Ford Motor Company
•	Frank Lindenberg, Non-Executive Director – Former Chief Financial Officer of Mercedes-Benz Cars
•	Nichelle Maynard-Elliott, Non-Executive Director – Former Executive Director, M&A, for Praxair, Inc.
•	Tony Posawatz, Non-Executive Director – President and Chief Executive Officer of Invictus iCAR LLC
•	Janet S. Wong, Non-Executive Director – Partner (Retired) at KPMG LLP

About Lucid Motors

Lucid’s mission is to inspire the adoption of sustainable energy by creating the most captivating electric vehicles, centered around the human experience. The company’s first car, the Lucid Air, is a state-of-the-art luxury sedan with a California-inspired design underpinned by race-proven technology. Featuring luxurious interior space in a mid-size exterior footprint, select models of the Air are expected to be capable of a projected Environmental Protection Agency (“EPA”) range of over 500 miles and 0-60 mph in 2.5 seconds. Customer deliveries of the Lucid Air, which will be produced at Lucid’s new factory in Casa Grande, Arizona, are planned to begin in the second half of 2021.

About Churchill Capital Corp IV

Churchill Capital Corp IV was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses.

Additional Information About the Proposed Transactions and Where to Find It

The proposed business combination between Lucid and CCIV and the related PIPE investment (together, the “proposed transactions”) will be submitted to stockholders of CCIV for their consideration. CCIV has filed the Registration Statement with the SEC which included a definitive proxy statement in connection with CCIV’s solicitation for proxies for the vote by CCIV’s stockholders in connection with the proposed transactions and other matters as described in the Registration Statement, as well as the prospectus relating to the offer of the securities to be issued to Lucid’s shareholders in connection with the completion of the proposed business combination. CCIV has mailed or will mail a definitive proxy statement and other relevant documents to its stockholders as of the record date established for voting on the proposed transactions. CCIV’s stockholders and other interested persons are advised to read the definitive proxy statement/prospectus and any amendments thereto in connection with CCIV’s solicitation of proxies for its special meeting of stockholders to be held to approve, among other things, the proposed transactions, because these documents contain important information about CCIV, Lucid and the proposed transactions. Stockholders may also obtain a copy of the definitive proxy statement as well as other documents filed with the SEC regarding the proposed transactions and other documents filed with the SEC by CCIV, without charge, at the SEC’s website located at www.sec.gov or by directing a request to CCIV.

INVESTMENT IN ANY SECURITIES DESCRIBED HEREIN HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SEC OR ANY OTHER REGULATORY AUTHORITY NOR HAS ANY AUTHORITY PASSED UPON OR ENDORSED THE MERITS OF THE OFFERING OR THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED HEREIN. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

Participants in the Solicitation

CCIV, Lucid and certain of their respective directors, executive officers and other members of management and employees may, under SEC rules, be deemed to be participants in the solicitations of proxies from CCIV’s stockholders in connection with the proposed transactions. Information regarding the persons who may, under SEC rules, be deemed participants in the solicitation of CCIV’s stockholders in connection with the proposed transactions is set forth in CCIV’s proxy statement/prospectus included in the Registration Statement. Additional information regarding the participants in the proxy solicitation and a description of their direct and indirect interests is included in the proxy statement/prospectus. Stockholders, potential investors and other interested persons should read the proxy statement/prospectus carefully before making any voting or investment decisions. You may obtain free copies of these documents from the sources indicated above.

No Offer or Solicitation

This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities, or a solicitation of any vote or approval, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

Trademarks

This communication contains trademarks, service marks, trade names and copyrights of Lucid, CCIV and other companies, which are the property of their respective owners.

Forward-Looking Statements

This communication includes “forward-looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as “estimate,” “plan,” “project,” “forecast,” “intend,” “will,” “expect,” “anticipate,” “believe,” “seek,” “target,” “continue,” “could,” “may,” “might,” “possible,” “potential,” “predict” or other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. These forward-looking statements include, but are not limited to, statements regarding expectations and timing related to commercial product launches, including the start of production and launch of the Lucid Air and any future products, the performance, range and other features of the Lucid Air, future manufacturing capabilities and facilities, the potential success of Lucid’s go-to-market strategy and expectations related to the terms and timing of the proposed transactions, including the timing of Lucid’s planned public listing. These statements are based on various assumptions, whether or not identified in this communication, and on the current expectations of Lucid’s and CCIV’s management and are not predictions of actual performance. These forward-looking statements are provided for illustrative purposes only and are not intended to serve as, and must not be relied on by any investor as, a guarantee, an assurance, a prediction or a definitive statement of fact or probability. Actual events and circumstances are difficult or impossible to predict and will differ from assumptions. Many actual events and circumstances are beyond the control of Lucid and CCIV. These forward-looking statements are subject to a number of risks and uncertainties, including changes in domestic and foreign business, market, financial, political and legal conditions; the inability of the parties to successfully or timely consummate the proposed transactions, including the risk that any required regulatory approvals are not obtained, are delayed or are subject to unanticipated conditions that could adversely affect the combined company or the expected benefits of the proposed transactions or that the approval of the stockholders of CCIV or Lucid is not obtained; the outcome of any legal proceedings that have been or may be instituted against Lucid or CCIV following announcement of the proposed transactions; failure to realize the anticipated benefits of the proposed transactions; risks related to the timing of expected business milestones and commercial launch, including Lucid’s ability to mass produce the Lucid Air and complete the tooling of its manufacturing facility; risks related to the expansion of Lucid’s manufacturing facility and the increase of Lucid’s production capacity; risks related to future market adoption of Lucid’s offerings; the effects of competition and the pace and depth of electric vehicle adoption generally on Lucid’s future business; changes in regulatory requirements, governmental incentives and fuel and energy prices; Lucid’s ability to rapidly innovate; Lucid’s ability to deliver EPA estimated driving ranges that match or exceed its pre-production projected driving ranges; future changes to vehicle specifications which may impact performance, pricing, and other expectations; Lucid’s ability to enter into or maintain partnerships with original equipment manufacturers, vendors and technology providers; Lucid’s ability to effectively manage its growth and recruit and retain key employees, including its chief executive officer and executive team; Lucid’s ability to establish its brand and capture additional market share, and the risks associated with negative press or reputational harm; Lucid’s ability to manage expenses; the outcome of any potential litigation, government and regulatory proceedings, investigations and inquiries; and the impact of the global COVID-19 pandemic on Lucid, CCIV, the combined company’s projected results of operations, financial performance or other financial metrics, or on any of the foregoing risks; and those factors discussed under the heading “Risk Factors” in the Registration Statement and CCIV’s Annual Report on Form 10-K/A for the year ended December 31, 2020, as well as other documents of CCIV filed, or to be filed, with the SEC. If any of these risks materialize or our assumptions prove incorrect, actual results could differ materially from the results implied by these forward-looking statements. There may be additional risks that neither Lucid nor CCIV presently know or that Lucid and CCIV currently believe are immaterial that could also cause actual results to differ from those contained in the forward-looking statements. In addition, forward-looking statements reflect Lucid’s and CCIV’s expectations, plans or forecasts of future events and views as of the date of this communication. Lucid and CCIV anticipate that subsequent events and developments will cause Lucid’s and CCIV’s assessments to change. However, while Lucid and CCIV may elect to update these forward-looking statements at some point in the future, Lucid and CCIV specifically disclaim any obligation to do so. These forward-looking statements should not be relied upon as representing Lucid’s and CCIV’s assessments as of any date subsequent to the date of this communication. Accordingly, undue reliance should not be placed upon the forward-looking statements.

Contacts:

Steve Lipin / Lauren Odell / Christina Stenson
Gladstone Place Partners
(212) 230-5930